Exhibit 99.1

US 1 INDUSTRIES, INC. SIGNS MERGER AGREEMENT
TO BE ACQUIRED FOR $1.43 PER SHARE IN CASH

VALPARAISO, Indiana – (BUSINESSWIRE) – February 18, 2011 – US 1 Industries, Inc. (OTC BB: USOO.OB) (“US 1” or “The Company”) announced today that it has entered into a definitive merger agreement to be acquired for $1.43 per share in cash by Trucking Investment Co., Inc. (“TIC”), a company formed and owned by Harold Antonson (the Chief Financial Officer of US 1 and a member of the Board of Directors of the Company) and Michael Kibler (the President and Chief Executive Officer of US 1 and a member of the Board of  Directors of the Company) (collectively, the “Proposing Persons”) – the US 1 shareholders who previously submitted proposals to US 1’s Board of Directors (the “Board”) to take US 1 private. The Proposing Persons collectively beneficially own approximately 53% of the issued and outstanding common shares of US 1.

The merger consideration represents a  premium of 46% over the $0.98 per share average reported closing price of the Company’s common stock for the 90 trading days ended September 15, 2010, the last trading day prior to the initial proposal and a 43% premium over the $1.00 per share reported closing price on September 15, 2010. In determining this offer price, the Board received a third-party valuation from its financial advisor and will receive a fairness opinion from the firm performing this valuation.

US 1’s Board, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors, has unanimously adopted the merger agreement and approved the merger, determined that the merger is fair to and in the best interests of US 1 and its shareholders (other than the Proposing Persons), and recommended that US 1’s shareholders vote in favor of the adoption of the merger agreement and approval of the merger.

The Proposing Persons, who currently own in the aggregate approximately 7,920,892 shares of  US 1’s outstanding common stock (representing approximately 53% of US 1’s outstanding shares), have entered into a voting agreement in which they have agreed to vote all of their Company shares in favor of the adoption of the merger agreement. These shareholders also have agreed to exchange all of their Company shares for equity interests in TIC in lieu of their receipt of the cash merger consideration for those shares.

The transaction is expected to be completed in the second quarter of 2011, subject to regulatory approvals and other customary closing conditions, including TIC obtaining debt financing on the terms set forth in the debt financing commitment letter it has received and the adoption of the merger agreement and approval of the merger by the holders of a majority of US 1’s issued and outstanding common shares. TIC has been advised by U.S. Bancorp that it believes that it will be able to fund the purchase price for the shares that are acquired.

About the Transaction

In connection with the proposed merger, US 1 plans to file a proxy statement with the SEC relating to the solicitation of proxies from its shareholders in connection with a special meeting of shareholders of US 1 to be held for the purpose of voting on the adoption of the merger agreement and approval of the merger. Before making any voting decision with respect to the proposed transaction, investors and security holders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The proxy statement (when available) and any other documents filed by US 1 with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from US 1 by directing a request to US 1 Industries, Inc., 336 West US 30, Suite 201, Valparaiso, Indiana  46385, Attn: Secretary; telephone (219) 476-1300.

US 1 and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from US 1’s shareholders with respect to the proposed merger. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information regarding US 1’s directors and executive officers is available in US 1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 16, 2010. The proxy statement (when available) and any other documents filed by US 1 with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from US 1 by directing a request to US 1 Industries, Inc., 336 West US 30, Suite 201, Valparaiso, Indiana  46385, Attn: Secretary; telephone (219) 476-1300.

About US 1 Industries, Inc.
US 1, headquartered in Valparaiso, Indiana, is a holding company that owns subsidiary operating companies, most of which are interstate trucking companies operating in 48 states.  US 1’s business consists principally of truckload operations, for which US 1, through its subsidiaries, obtains a significant percentage of its business through independent agents, who then arrange with independent truckers to haul freight to the desired destinations.

Forward-Looking Information
Certain statements made in this press release are forward-looking, including statements that assume the successful completion of the merger, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, may be considered forward-looking statements. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, the risk that the US 1 shareholders do not adopt the merger agreement and approve the merger and the risk that the merger is not consummated for other reasons. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available at the Web site maintained by the SEC at http://www.sec.gov.

Contact:
US 1 Industries, Inc.
Michael Kibler, 219-476-1320
Email address: m.kibler@us1industries.com
Web-site: www.us1industries.com